Exhibit 99.1
RingCentral Announces Third Quarter 2020 Results
RingCentral Office® ARR up 36% to $1.1 billion
Subscriptions Revenue up 33%
Belmont, Calif. – November 9, 2020 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced financial results for the third quarter ended September 30, 2020.
Third Quarter Financial Highlights

•Total revenue increased 30% year over year to $304 million.
•Subscriptions revenue increased 33% year over year to $280 million.
•Annualized Exit Monthly Recurring Subscriptions (ARR) increased 34% year over year to $1.2 billion.
•RingCentral Office® ARR increased 36% year over year to $1.1 billion.
•Mid-market and Enterprise ARR increased 49% year over year to $633 million.
•Enterprise ARR increased 55% year over year to $401 million.
•Channel ARR increased 59% year over year to $419 million.
"We delivered a solid third quarter driven by strong new logo momentum across SMB, mid-market, and enterprise sized businesses and continued contributions from channel partners," said Vlad Shmunis, RingCentral's founder, chairman and CEO. "We are excited to add Alcatel-Lucent Enterprise and expand our relationship with BT as we further expand and deepen our unique global distribution network. We believe our customers and partners are embracing RingCentral's differentiated Message Video Phone (MVP) cloud platform as a go forward staple of their digital transformation journeys."
Financial Results for the Third Quarter 2020
•Revenue: Subscriptions revenue of $280 million increased 33% year over year and accounted for 92% of total revenue. Other revenue of $24 million increased 7% year over year, reflecting higher adoption of RingCentral apps in the current work from anywhere environment. Total revenue was $304 million for the third quarter of 2020, up from $233 million in the third quarter of 2019, representing 30% growth.
•Operating Income (Loss): GAAP operating loss was ($30) million, compared to a GAAP operating loss of ($11) million in the same period last year, primarily driven by higher share-based compensation and amortization of acquisition intangibles. Non-GAAP operating income was $31 million, compared to a non-GAAP operating income of $22 million in the same period last year.
•Net Income (Loss) Per Share: GAAP net loss per diluted share was ($0.24), compared to ($0.15) in the same period last year, primarily driven by higher share-based compensation, amortization of acquisition intangibles, and amortization of debt discount and issuance costs, offset by gains associated with investments and strategic partnerships. Non-GAAP net income per diluted share was $0.26, compared to $0.22 per diluted share in the same period last year. The third quarters of 2020 and 2019 reflected a 22.5% non-GAAP tax rate. There were no material cash taxes given our net operating loss carryforwards.
•Cash and Cash Equivalents: Total cash and cash equivalents at the end of the third quarter of 2020 was $746 million, which reflects a one-time payment related to our recent strategic partnership for exclusive access, a minimum seat commitment, and future commissions. This compares to $774 million at the end of the second quarter of 2020.
Additional Highlights
RingCentral Video
•Announced that RingCentral has released more than 70 new features to RingCentral Video™ since it launched in April 2020. Key innovations include security enhancements, waiting rooms, flexible video layouts, participant view pagination, and network quality indicators. We believe this rapid innovation makes business video meetings fast, smart, open, and secure while delivering a great user experience within a browser, with no downloads required, or via mobile or desktop apps, as per user preference. Also announced that RingCentral VideoTM is now available as part of the RingCentral Office® solution in Europe.
•Based on these innovations, RingCentral Video™ has been recognized by the Academy of Interactive and Visual Arts with a W3 Gold award in the General Website Applications-Services category. RingCentral Video also received two W3 Silver awards for Best Visual Appeal - Experience and Best Visual Appeal - Utility.
•Announced RingCentral Rooms™ for Poly, bringing the power and ease-of-use of RingCentral Video™ to every work space. Designed for a flexible and hybrid workforce, the powerful and intuitive RingCentral Rooms service will be built into the simple Poly Studio X all-in-one video bars.
MVP Platform
•Announced a new high-volume SMS service that enables businesses to send SMS messages and updates to their customers rapidly and reliably. Using this service, developers can build customized apps using RingCentral's business communications platform for use cases such as mass marketing, automated messages, notifications, customer polls/surveys, chatbots, Two-Factor Authentication (2FA), and One Time Passwords (OTP).
•Announced that RingCentral is now featured in the new Amazon Web Services (AWS) Activate Console Exclusive Offers program. This means startups building on AWS can now access customized, discounted offers on RingCentral Office® directly through the AWS Activate Console.
•Announced that RingCentral Global Office™ will be available in six continents including Africa, Asia, Australia, Europe, North America, and South America, with expansion into several countries including Estonia, Greece, Lithuania, Slovenia, and South Africa. Also announced RingCentral's unified communications platform will now be available in Germany with a new datacenter in Frankfurt, and a new office in Hamburg, Germany.
Strategic Partnerships
•Announced a strategic partnership with Alcatel-Lucent Enterprise to introduce a new co-branded cloud solution - Rainbow Office powered by RingCentral - making it unique and exclusive for Alcatel-Lucent Enterprise. RingCentral and Alcatel-Lucent Enterprise will jointly develop programs enabling both companies to lead the cloud communications services for the enterprise market.
•In partnership with Atos SE, launched Unify Office by RingCentral in Germany and its strong partner community of 800 partners, as well as in France, Austria, Belgium, Ireland, Italy, Spain and the Netherlands.
•Announced expansion of Avaya Cloud Office™ by RingCentral® across Europe, with general availability in France, Ireland, and the Netherlands. In addition, announced several new ACO capabilities including additional network performance and quality controls, admin and security controls, and adoption and usage analytics.
Financial
•Issued $650 million aggregate principal amount of 0% Convertible Senior Notes due 2026 priced with a 52.5% conversion premium to the last reported sale price per share of RingCentral's Class A common stock on September 10, 2020 (‘last reported price’). We also purchased a capped call in conjunction with these Notes with a cap price of approximately $556 per share, representing a premium of 100% over the last reported price.
Financial Outlook
Full Year 2020 Guidance:
•Raising subscriptions revenue range to $1.070 to $1.072 billion, representing annual growth of 31%. This is up from our prior range of $1.043 to $1.048 billion and annual growth of 28%.
•Raising total revenue range to $1.164 to $1.167 billion, representing annual growth of 29%. This is up from our prior range of $1.135 to $1.143 billion and annual growth of 26% to 27%.

•GAAP operating margin range of (9.9%) to (9.8%), up from our prior range of (10.8%) to (10.1%).
•Non-GAAP operating margin of 9.7%, up from our prior range of 9.6% to 9.7%.
•Non-GAAP tax rate for 2020 assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Raising non-GAAP EPS to $0.96 based on 93 million fully diluted shares. This is up from our prior range of $0.92 to $0.94.
•Share-based compensation range of $190 to $191 million, amortization of debt discount and issuance costs of $49 million, amortization of acquisition intangibles of $34 million, and acquisition related matters of approximately $2.6 million.
Fourth Quarter 2020 Guidance:
•Subscriptions revenue range of $290.5 to $292.5 million, representing annual growth of 27% to 28%.
•Total revenue range of $315 to $318 million, representing annual growth of 25% to 26%.
•GAAP operating margin range of (9.8%) to (9.2%).
•Non-GAAP operating margin range of 10.0% to 10.1%.
•Non-GAAP tax rate assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Non-GAAP EPS range of $0.26 to $0.27 based on 93 million fully diluted shares.
•Share-based compensation range of $53 to $54 million, amortization of debt discount and issuance costs of $16 million, and amortization of acquisition intangibles of $8.5 million.
For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to its respective forecasted GAAP measure because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), gain (loss) associated with investments and strategic partnerships, and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on gain (loss) associated with investments and strategic partnerships as it is based on future share prices, which are difficult to predict and subject to inherent uncertainties. We do not provide guidance on gain (loss) on debt early conversions as it is based on future conversion requests, future share prices, and interest rates, which are difficult to predict and are subject to inherent uncertainties. We do not provide guidance on forecasted GAAP tax rates as we do not forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2020, we have determined the projected non-GAAP tax rate to be 22.5%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.
Conference Call Details:
•What: RingCentral financial results for the third quarter of 2020 and outlook for the fourth quarter and full year of 2020.
•When: Monday, November 9, 2020 at 2:00PM PT (5:00PM ET).
•Dial-in: To access the call in the United States, please dial (877) 705-6003, and for international callers, dial (201) 493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.
•Webcast: http://ir.ringcentral.com/ (live and replay).
•Replay: Following the completion of the call through 11:59 PM ET on November 16, 2020, a telephone replay will be available by dialing (844) 512-2921 from the United States or (412) 317-6671 internationally with recording access code 13711153.

Investor Presentation Details
An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.
About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud Message Video Phone (MVP), customer engagement and contact center solutions for businesses worldwide. More flexible and cost-effective than legacy on-premise PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral’s open platform integrates with leading third-party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2020 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Office, RingCentral Video, Message Video Phone, and the RingCentral logo are trademarks of RingCentral, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, our momentum in SMB, mid-market and enterprise, contributions from channel partners, the success of our RCV solution, the success of our strategic relationships, such as our relationships with Avaya, Atos, Alcatel-Lucent Enterprise, and BT, our ability to expand and deepen our global distribution network, our market opportunity, and the effects of the COVID-19 pandemic. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: the future effects of the COVID-19 pandemic, our ability to realize the anticipated benefits of our strategic relationships, such as our relationships with Avaya, Atos, Alcatel-Lucent Enterprise, and BT; our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services, including RCV; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with resellers, carriers, channel partners and strategic partners; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.
All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Non-GAAP Financial Measures
Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and non-GAAP free cash flow. Non-GAAP subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP income (loss) from operations is defined as GAAP income (loss) from operations excluding share-based compensation, amortization of acquisition intangibles, and acquisition related matters including transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, as well as changes in the fair value of contingent consideration obligations. Non-GAAP operating margin is defined as Non-GAAP income (loss) from operations divided by total GAAP revenue. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation, intercompany remeasurement gains or losses, acquisition related matters, amortization of acquisition intangibles, non-cash interest expense associated with amortization of debt discount and issuance costs related to our convertible senior notes, gain (loss) associated with investments and strategic partnerships, tax benefit from release of valuation allowance, and the related income tax effect of these adjustments.
Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.
Non-GAAP net cash provided by (used in) operating activities is defined as net cash provided by (used in) operating activities plus cash paid for repayments of convertible senior notes attributable to debt discount and cash paid for strategic partnerships. Non-GAAP free cash flow is defined as Non-GAAP net cash provided by (used in) operating activities reduced by purchases of property and equipment and capitalized internal-use software. We believe information regarding free cash flow provides useful information to investors in understanding and evaluating the strength of liquidity and available cash.
We have included Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses and cash flow items in calculating Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow provide useful measure for period-to-period comparisons of our business.
Although Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.
Other Measures
Our reported results also include our annualized exit monthly recurring subscriptions, RingCentral Office® annualized exit monthly recurring subscriptions, mid-market and enterprise annualized exit monthly recurring subscriptions, enterprise annualized exit monthly recurring subscriptions, channel partner annualized exit monthly recurring subscriptions, and net monthly subscriptions dollar retention. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate our RingCentral Office® annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from RingCentral Office® and RingCentral customer engagement solutions customers are included when determining monthly recurring subscriptions for the purposes of calculating this key business metric. We calculate mid-market and enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $25,000 or more in annual recurring revenue are included. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in annual recurring revenue are included. We calculate channel partner annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly revenue subscriptions, except that only customer subscriptions generated from channel partners are included. We define Dollar Net Change as the quotient of (i) the difference of our Monthly Recurring Subscriptions at the end of a period minus our Monthly Recurring Subscriptions at the beginning of a period minus our Monthly Recurring Subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our Average Monthly Recurring Subscriptions as the average of the Monthly Recurring Subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:
Ryan Goodman, RingCentral
(650) 918-5356
Ryan.Goodman@ringcentral.com

Media Contact:
Mariana Leventis, RingCentral
(650) 562-6545
Mariana.Leventis@ringcentral.com

TABLE 1
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$745,558	$343,606
Accounts receivable, net	153,583	129,990
Deferred and prepaid sales commission costs	53,212	36,589
Prepaid expenses and other current assets	40,251	25,354
Total current assets	992,604	535,539
Property and equipment, net	132,967	89,230
Operating lease right-of-use assets	50,414	39,269
Long-term investments	173,641	132,188
Deferred and prepaid sales commission costs, non-current	599,759	462,344
Goodwill	56,223	55,278
Acquired intangibles, net	101,894	127,338
Other assets	8,812	9,561
Total assets	$2,116,314	$1,450,747
Liabilities, Temporary Equity, and Stockholders' Equity
Current liabilities
Accounts payable	$38,002	$34,612
Accrued liabilities	189,555	138,729
Current portion of convertible senior notes, net	14,156	—
Deferred revenue	127,500	107,372
Total current liabilities	369,213	280,713
Convertible senior notes, net	1,394,898	386,889
Operating lease liabilities	37,973	28,516
Other long-term liabilities	14,555	8,929
Total liabilities	1,816,639	705,047

Temporary equity	1,934	—

Stockholders' equity
Common stock	9	9
Additional paid-in capital	664,689	1,033,053
Accumulated other comprehensive income	3,522	1,948
Accumulated deficit	(370,479)	(289,310)
Total stockholders' equity	$297,741	$745,700
Total liabilities, temporary equity and stockholders’ equity	$2,116,314	$1,450,747

TABLE 2
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Subscriptions	$279,639	$210,906	$779,781	$588,406
Other	23,985	22,446	69,340	61,587
Total revenues	303,624	233,352	849,121	649,993
Cost of revenues
Subscriptions	60,531	40,930	169,685	114,343
Other	21,783	18,775	62,710	49,827
Total cost of revenues	82,314	59,705	232,395	164,170
Gross profit	221,310	173,647	616,726	485,823
Operating expenses
Research and development	48,481	35,286	132,910	97,705
Sales and marketing	152,986	109,882	421,931	313,023
General and administrative	49,513	39,142	146,381	100,401
Total operating expenses	250,980	184,310	701,222	511,129
Loss from operations	(29,670)	(10,663)	(84,496)	(25,306)
Other income (expense), net
Interest expense	(12,680)	(5,160)	(32,780)	(15,280)
Other income, net	21,824	2,926	36,910	9,118
Other income (expense), net	9,144	(2,234)	4,130	(6,162)
Loss before income taxes	(20,526)	(12,897)	(80,366)	(31,468)
Provision for (benefit from) income taxes	431	(148)	803	(3,118)
Net loss	$(20,957)	$(12,749)	$(81,169)	$(28,350)
Net loss per common share
Basic and diluted	$(0.24)	$(0.15)	$(0.92)	$(0.34)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	89,173	83,283	88,259	82,348

TABLE 3
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(81,169)	$(28,350)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,563	26,060
Share-based compensation	137,410	71,690
Amortization of deferred and prepaid sales commission costs	33,060	21,189
Amortization of debt discount and issuance costs	32,613	15,149
Loss on early extinguishment of debt	12,323	—
Repayment of convertible senior notes attributable to debt discount	(32,640)	—
Reduction of operating lease right-of-use assets	11,478	10,166
Unrealized gain and other related costs on investments	(41,453)	—
Foreign currency remeasurement (gain) loss	63	61
Provision for bad debt	3,909	2,339
Deferred income taxes	(267)	(632)
Tax benefit from release of valuation allowance	—	(3,210)
Other	203	1,925
Changes in assets and liabilities:
Accounts receivable	(27,502)	(24,845)
Deferred and prepaid sales commission costs	(183,745)	(51,467)
Prepaid expenses and other current assets	(14,613)	(8,125)
Other assets	322	400
Accounts payable	5,180	10,626
Accrued liabilities	41,530	22,432
Deferred revenue	20,128	16,632
Operating lease liabilities	(11,019)	(10,507)
Other liabilities	7,919	(525)
Net cash (used in) provided by operating activities	(32,707)	71,008
Cash flows from investing activities
Purchases of property and equipment	(33,992)	(21,355)
Capitalized internal-use software	(28,049)	(11,472)
Cash paid for business combination, net of cash acquired	—	(27,870)
Net cash used in investing activities	(62,041)	(60,697)
Cash flows from financing activities
Proceeds from issuance of convertible senior notes, net of issuance costs	1,627,209	—
Payments for 2023 convertible senior notes partial repurchase	(1,019,813)	—
Payments for capped calls and transaction costs	(102,695)	—
Proceeds from issuance of stock in connection with stock plans	24,123	17,590
Payments for taxes related to net share settlement of equity awards	(27,698)	(10,244)
Payment for contingent consideration for business acquisition	(3,548)	—
Repayment of financing obligations	(1,215)	(943)
Net cash provided by financing activities	496,363	6,403
Effect of exchange rate changes	337	(380)
Net increase (decrease) in cash, cash equivalents and restricted cash	401,952	16,334
Cash, cash equivalents and restricted cash
Beginning of period	343,606	566,329
End of period	$745,558	$582,663

TABLE 4
RINGCENTRAL, INC.
RECONCILIATION OF OPERATING INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Subscriptions	$279,639	$210,906	$779,781	$588,406
Other	23,985	22,446	69,340	61,587
Total revenues	303,624	233,352	849,121	649,993
Cost of revenues reconciliation
GAAP Subscriptions cost of revenues	60,531	40,930	169,685	114,343
Share-based compensation	(2,871)	(1,759)	(7,623)	(4,796)
Amortization of acquisition intangibles	(7,577)	(1,338)	(22,950)	(3,688)
Acquisition related matters	—	—	—	(64)
Non-GAAP Subscriptions cost of revenues	50,083	37,833	139,112	105,795

GAAP Other cost of revenues	21,783	18,775	62,710	49,827
Share-based compensation	(976)	(592)	(2,796)	(1,316)
Non-GAAP Other cost of revenues	20,807	18,183	59,914	48,511
Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	82.1%	82.1%	82.2%	82.0%
Non-GAAP Other	13.2%	19.0%	13.6%	21.2%
Non-GAAP Gross profit	76.7%	76.0%	76.6%	76.3%
Operating expenses reconciliation
GAAP Research and development	48,481	35,286	132,910	97,705
Share-based compensation	(10,679)	(6,230)	(27,918)	(16,000)
Acquisition related matters	—	—	—	(352)
Non-GAAP Research and development	37,802	29,056	104,992	81,353
As a % of total revenues non-GAAP	12.5%	12.5%	12.4%	12.5%

GAAP Sales and marketing	152,986	109,882	421,931	313,023
Share-based compensation	(17,552)	(10,182)	(45,165)	(27,589)
Amortization of acquisition intangibles	(959)	(931)	(2,819)	(2,791)
Acquisition related matters	—	(499)	4	(2,109)
Non-GAAP Sales and marketing	134,475	98,270	373,951	280,534
As a % of total revenues non-GAAP	44.3%	42.1%	44.0%	43.2%

GAAP General and administrative	49,513	39,142	146,381	100,401
Share-based compensation	(19,488)	(8,613)	(53,908)	(21,989)
Acquisition related matters	(420)	(2,183)	(2,576)	(3,008)
Non-GAAP General and administrative	29,605	28,346	89,897	75,404
As a % of total revenues non-GAAP	9.8%	12.1%	10.6%	11.6%
Income (loss) from operations reconciliation
GAAP loss from operations	(29,670)	(10,663)	(84,496)	(25,306)
Share-based compensation	51,566	27,376	137,410	71,690
Amortization of acquisition intangibles	8,536	2,269	25,769	6,479
Acquisition related matters	420	2,682	2,572	5,533
Non-GAAP Income from operations	30,852	21,664	81,255	58,396
Non-GAAP Operating margin	10.2%	9.3%	9.6%	9.0%

TABLE 5
RINGCENTRAL, INC.
RECONCILIATION OF NET INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) reconciliation
GAAP net loss	$(20,957)	$(12,749)	$(81,169)	$(28,350)
Share-based compensation	51,566	27,376	137,410	71,690
Amortization of acquisition intangibles	8,536	2,269	25,769	6,479
Acquisition related matters	420	2,682	2,572	5,533
Amortization of debt discount and issuance costs	12,595	5,118	32,613	15,149
Gain associated with investments and strategic partnerships	(26,447)	—	(47,805)	—
Loss on early extinguishment of debt	5,116	—	12,323	—
Intercompany remeasurement (gain) loss	(121)	340	416	264
Income tax expense effects (1)	(6,575)	(5,751)	(17,857)	(18,341)
Non-GAAP net income	$24,133	$19,285	$64,272	$52,424
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net income (loss) per common share:
Weighted average number of shares used in computing basic net (loss) income per share	89,173	83,283	88,259	82,348
Effect of dilutive securities	3,751	5,127	4,577	5,263
Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	92,924	88,410	92,836	87,611

Diluted net income (loss) per share
GAAP net loss per share	$(0.24)	$(0.15)	$(0.92)	$(0.34)
Non-GAAP net income per share	$0.26	$0.22	$0.69	$0.60

(1) Income tax expense effects for the nine months ended September 30, 2019 include the tax benefit from release of valuation allowance.

TABLE 6
RINGCENTRAL, INC.
RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES
GAAP MEASURES TO NON-GAAP FREE CASH FLOW MEASURES
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019
Net cash (used in) provided by operating activities	$(32,707)	$71,008
Strategic partnerships	100,000	—
Repayment of convertible senior notes attributable to debt discount	32,640	—
Non-GAAP net cash provided by operating activities	99,933	71,008
Purchases of property and equipment	(33,992)	(21,355)
Capitalized internal-use software	(28,049)	(11,472)
Non-GAAP free cash flow	$37,892	$38,181

TABLE 7
RINGCENTRAL, INC.
RECONCILIATION OF FORECASTED OPERATING MARGIN
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in millions)

	Q4 2020		FY 2020
	Low Range	High Range	Low Range	High Range
GAAP revenues	315.0	318.0	1,164.1	1,167.1

GAAP loss from operations	(31.0)	(29.4)	(115.5)	(113.9)
GAAP operating margin	(9.8%)	(9.2%)	(9.9%)	(9.8%)
Share-based compensation	54.0	53.0	191.4	190.4
Amortization of acquisition intangibles	8.5	8.5	34.3	34.3
Acquisition related matters	—	—	2.6	2.6
Non-GAAP income from operations	31.5	32.1	112.8	113.4
Non-GAAP operating margin	10.0%	10.1%	9.7%	9.7%